Exhibit 15

Letter re: Unaudited Interim Financial Information

John Bean Technologies Corporation

Chicago, Illinois

Re: Registration Statements Nos. 333-152682 and 333-152685

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 30, 2015, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois

April 30, 2015